Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this registration statement on Form S-1 of StandardAero, Inc. of our report dated June 7, 2024, except for Note 25, the change in composition of reportable segments discussed in Note 24, and the additional disclosure of revenue by end-market in Note 4 to the consolidated financial statements, as to which the date is August 19, 2024 relating to the consolidated financial statements of Dynasty Parent Co., Inc., which appears in such registration statement. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

September 6, 2024